NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard | ksdennard@drg-e.com
Ben Burnham | bburnham@drg-e.com
713-529-6600

MAIN STREET CAPITAL CLOSES
PUBLIC OFFERING OF COMMON STOCK

HOUSTON, TEXAS, January 19, 2010 – Main Street Capital Corporation (Nasdaq: MAIN) (“Main Street”) announced today that it closed its underwritten public offering of 2,500,000 shares of common stock at a price of $14.75 per share. In addition, the underwriters fully exercised their option to purchase 375,000 additional shares of the Company’s common stock to cover over-allotments. Including the exercise of the over-allotment option, the total number of shares sold in the offering was 2,875,000. Net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses payable by the Company, were approximately $40.1 million.

Main Street used approximately $12 million of the net proceeds from this offering to repay outstanding debt borrowed under its $30 million investment credit facility to fund Main Street Capital II, LP (“MSC II”) capital commitments assumed by Main Street in its recently consummated exchange offer. Pursuant to the exchange offer, Main Street acquired approximately 88% of the total dollar value of limited partner interests in MSC II in exchange for 1,239,695 shares of Main Street common stock. Main Street intends to use the remaining net proceeds from this offering to make investments in lower middle-market companies in accordance with its investment objective and strategies, pay operating expenses and other cash obligations and for general corporate purposes. Pending such uses, Main Street may invest the net proceeds of this offering primarily in marketable securities and idle funds investments, which may include investments in secured intermediate term bank debt and high quality debt investments.

The underwriters of this offering were Morgan Keegan & Company, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., and Madison Williams and Company LLC.

The shares of common stock were sold pursuant to a registration statement that has been filed with and declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares referred to in this press release.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. Words such as “expects”, “expected”, “believes”, and “future” or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, may be affected by other unknowable future events and conditions, including elements of the future that are not under Main Street’s control, or factors that Main Street may not have considered; accordingly, such statements are not guarantees or assurances of any aspect of future performance. Actual developments and results may vary materially from these forward-looking statements. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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